Exhibit 10.40

10/23/2024

Patrick Joseph Venezia (Joe)

Dear Joe,

At Petco, we share a common vision of Healthier Pets. Happier People. Better World. and our success depends on our 27,000+ Partners across the country who are living our brand promise to nurture powerful relationships between pets and people.

On behalf of Petco Animal Supplies Stores, Inc. (“Petco” or the “Company”), I am delighted to invite you to join the Petco team and am pleased to extend a contingent offer of employment to you as Chief Revenue Officer. Your start date will be November 17, 2024. Your primary work location will initially be remote; however, Petco may require that you travel to Petco’s headquarters in San Diego, California or other Petco locations in the performance of your duties until you relocate. Please take a moment to review the details of your offer below:

Your compensation will be $700,000 per year, paid on a bi-weekly basis.

Annual Incentive - Provided the Board of Directors approves an incentive payment for the fiscal year, you may be eligible for incentive consideration based on 80% of your annual base salary. Incentive payments are awarded based on company and individual performance assessed during the annual review cycle. You must be employed at Petco at the time the incentive is paid. The Company reserves the right to modify or terminate the incentive plan at its sole discretion.

For fiscal year 2024 only, the company will guarantee an annual incentive target opportunity of at least 25% of your annual base salary. For an avoidance of doubt, your 2024 annual incentive target opportunity will be $140,000 and your actual payout will be determined by the performance of the 2024 Executive Officer Annual Incentive Plan.

One-Time Bonus Payment - You will receive a one-time cash bonus of $200,000. The payment will be taxed according to IRS guidelines and paid within your first 60 days of continuous employment. You agree to repay Petco up to 100% of the sign-on bonus if you voluntarily terminate or your employment is terminated for cause by Petco within two years of your start date. A Sign-on Bonus Repayment Agreement will provide further details regarding this payment.

Long-Term Incentive – Subject to approval by the Board, you will receive an initial equity award under the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the “Equity Plan”) with a total target award value equal of at least $1,500,000. Your initial equity award is intended to make you whole for certain compensation you have forfeited with your previous employer. Your initial equity award will be in the form of Restricted Stock Units (“RSUs”), with the final grant value to be calculated immediately prior to such grant. Your grant will be made during our next monthly grant cycle which is expected to occur on or around November 18, 2024. It is expected that your grant will vest over a three‐year period following the date of grant. Equity awards are subject to approval by our Board of Directors (the “Board”) and/or the Compensation Committee of the Board, as well as the terms and conditions of the Equity Plan and your award agreement.

Beginning in fiscal year 2025, you will be eligible to receive an annual equity award under the Equity Plan with an approximate award value of $1,000,000. Annual equity awards are typically granted in March or April of the fiscal year. The form of your 2025 annual equity award will be aligned with your peer group of employees within the company. It is expected that your grants will vest over a three‐year period following the date of grant. Future equity award eligibility, amounts, and terms are subject to change and will require approval by the Board. Following approval of your award, you will receive communications informing you of your award and containing important details, including how to formally accept your award in our Equity Plan administration system.

Travel & Expense Reimbursement – All travel and related business expenses will be reimbursed in accordance with Company policies during your employment.

Exhibit 10.40

Relocation – You will work remote for your first 6-months of service or until a point mutually decided by you and the company. Upon your relocation, the Company will provide a relocation package to assist you with your move.

Benefits - Petco offers a comprehensive and competitive benefits package designed to support the overall wellbeing of you and your family. Benefits include: medical, dental, vision, life insurance, a retirement savings plan, paid time off, and Petco merchandise and services discounts.

To learn about the benefits available or how to enroll visit www.mypetcobenefits.com

If you wish to enroll in Petco's benefit plans, you must make an election within the first 30 days of employment. If you do not make an election within the enrollment period, your next opportunity to enroll will be during the annual open enrollment period or within 30 days of experiencing a qualifying event. You will receive a direct mailing with instructions on how to enroll in Petco's benefit programs.

You become eligible for the 401(k) Plan after completing six months of service and working at least 500 hours. You must be age 21 or older to participate in the 401(k) Plan.

Additionally, you are eligible to receive the following:

Executive Severance Plan – As a senior officer, you will be eligible for severance benefits under the Petco Health and Wellness Company, Inc. Executive Severance Plan (the “Severance Plan”). Refer to the Petco Health and Wellness Company, Inc. Executive Severance Plan document for the benefits as a tier II, SVP-level partner.

Financial and Tax Preparation Services - As a senior officer, you are eligible for financial planning and tax preparation services through AYCO Financial Services, a Goldman Sachs Company. This service is paid for by the Company and treated as income to you for tax purposes. Such benefits are subject to the applicable plan documents, and as may be amended or terminated by Petco.

Executive Physical - As a senior officer, you are eligible to receive an annual comprehensive wellness exam provided through the Scripps Center for Executive Health. This service is paid for by the Company and treated as income to you for tax purposes. Such benefits are subject to the applicable plan documents, and as may be amended or terminated by Petco.

Performance Management - Performance reviews are based on a fiscal review period of February to January. Your start date must be before December 1 to participate in the annual performance management process. If your start date is from February 1 through November 30 of the fiscal year you may be eligible to receive a merit increase subject to proration for length of service and management approval. Merit increases thereafter shall be tied to performance results assessed during the annual review cycle. If your start date is on or after December 1, you will be eligible to participate in the annual performance review process the February following your first anniversary. The Company reserves the right to modify or terminate the merit plan at its sole discretion.

Other - This offer is contingent upon our receipt and verification of various pre-employment screenings. Should you accept this conditional offer of employment, we suggest that you do not give notice to your current employer or make any other arrangements with respect to potential employment with the Company until you have been notified that we have successfully completed all components of this pre- employment process.

Petco is an "at will" employer and as such, employment with Petco is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and without prior notice. No supervisor or other representative of the Company (except the Chief Executive Officer) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. This is the final and complete agreement on this term. Any contrary representations which may have been made or which may be made to you are superseded by this offer. If you accept this offer, the terms described in this letter shall be the terms of your

Exhibit 10.40

employment.

All Petco partners are expected to adhere to the Petco Code of Ethics and the corresponding policies and procedures as a condition of employment. You will be provided a copy of the Code of Ethics upon hire and are encouraged to read it thoroughly and notify your supervisor of any questions.

We are very excited to have you join the Petco family. We know that you will be an integral part to our continued success and our ability to do what is right for pets, pet partners, and our partners. If you have any questions, please do not hesitate to reach out to your Hiring Manager or dedicated Talent Advisor.

Additionally, on your first day of employment, you will be completing several documents pertaining to your employment and payroll preferences. There will be some documents to complete prior to your start date and subsequent documents to complete day 1. Please be sure to bring with you your valid identification documents to complete your I-9. A listing can be found here: https://www.uscis.gov/i-9- central/form-i-9-acceptable-documents.

We wish you the best of luck and again are very excited to have you join our team!

Sincerely, Signed,

/s/ Holly May /s/ Joe Venezia

Holly May, Chief Human Resources Officer Joe Venezia

Date: 10/25/24 Date 10/27/24